EXHIBIT 99.2

DAVIDsTEA Creditors Approve CCAA Plan of Arrangement

MONTREAL, June 11, 2021 - DAVIDsTEA Inc. (Nasdaq:DTEA) (“DAVIDsTEA” or the “Company”), a leading tea merchant in North America, is pleased to announce that its Plan of Arrangement under the Companies’ Creditors Arrangement Act (“CCAA”) was approved today by the requisite majorities of creditors of DAVIDsTEA and of DAVIDsTEA (USA) Inc., its wholly-owned U.S. subsidiary, respectively.

DAVIDsTEA will seek a sanction order for the Plan of Arrangement from the Québec Superior Court at a hearing scheduled for June 16, 2021. If the sanction order is granted, DAVIDsTEA and DAVIDsTEA (USA) Inc. will seek recognition of the sanction order from the United States Bankruptcy Court for the District of Delaware under Chapter 15 of the United States Bankruptcy Code at a hearing scheduled for June 17, 2021.

“We are very pleased that the CCAA process is nearing completion and again express our appreciation to our creditors for their understanding”, said Herschel Segal, DAVIDsTEA’s Chairman and Founder.

As previously announced, the Plan of Arrangement provides that DAVIDsTEA will distribute an aggregate amount of approximately CDN $18.0 million to its creditors and those of DAVIDsTEA (USA) Inc. in full and final settlement of all claims affected by the Plan of Arrangement.

PricewaterhouseCoopers is acting as Court-appointed Monitor in the CCAA proceedings. All documents relating to the CCAA proceedings, including the Plan of Arrangement, are available at www.pwc.com/ca/davidstea. The Company will continue to provide updates throughout the CCAA restructuring process as events warrant.

DAVIDsTEA can provide no assurance that it will obtain a sanction order for the Plan of Arrangement from the Québec Superior Court or that the sanction order, if any, will be recognized by the United States Bankruptcy Court for the District of Delaware.

Caution Regarding Forward-Looking Statements

This press release includes statements that express our opinions, expectations, beliefs, plans or assumptions regarding future events or future results and there are, or may be deemed to be, in this press release “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). The following cautionary statements are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes”, “expects”, “may”, “will”, “should”, “approximately”, “intends”, “plans”, “estimates” or “anticipates” or, in each case, their negatives or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our proceedings under the CCAA, the COVID-19 pandemic, our strategy of transitioning to e-commerce and wholesale sales, future sales through our e-commerce and wholesale channels, future lease liabilities, our results of operations, financial condition, liquidity and prospects, the impact of the COVID-19 pandemic on the global macroeconomic environment, and our ability to avoid the delisting of the Company’s common stock by Nasdaq due to the restructuring or our inability to maintain compliance with Nasdaq listing requirements.

While we believe these opinions and expectations are based on reasonable assumptions, such forward-looking statements are inherently subject to risks, uncertainties and assumptions about us, including the risk factors discussed in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended January 30, 2021, filed with both the United States Securities and Exchange Commission and with the Autorité des marchés financiers, which could materially affect our business, financial condition or future results.

About DAVIDsTEA

DAVIDsTEA offers a specialty branded selection of high-quality proprietary loose-leaf teas, pre-packaged teas, tea sachets, tea-related accessories and gifts through its e-commerce platform at www.davidstea.com and the Amazon Marketplace, its wholesale customers which include over 2,500 grocery stores and pharmacies, and 18 company-owned stores across Canada. We offer primarily proprietary tea blends that are exclusive to DAVIDsTEA, as well as traditional single-origin teas and herbs. Our passion for and knowledge of tea permeates our culture and is rooted in an excitement to explore the taste, health and lifestyle elements of tea. With a focus on innovative flavours, wellness-driven ingredients and organic tea, the Company launches seasonally driven “collections” with a mission of making tea accessible to a wide audience. The Company is headquartered in Montréal, Canada.

Investor Contact	Media Contact
Maison Brison Communications	PELICAN PR
Pierre Boucher	Lyla Radmanovich
514-731-0000	514-845-8763
investors@davidstea.com	media@rppelican.ca